Exhibit 99.1

For Immediate Release:	November 7, 2016

Home BancShares, Inc. and Giant Holdings, Inc.

Announce Signing of Definitive Agreement

Conway, AR – Home BancShares, Inc. (NASDAQ GS: HOMB) (“Home” or “the Company”), parent company of Centennial Bank, (“Centennial”), and Giant Holdings, Inc. (“GHI”), parent company of Landmark Bank, N.A. (“Landmark”), headquartered in Ft. Lauderdale, Florida, today announced the signing of a definitive agreement and plan of merger for Home to acquire GHI. Under the terms of the agreement, GHI will merge into Home, Landmark will merge into Centennial, and shareholders of GHI will receive proceeds from the transaction of approximately $88.5 million, consisting of $18.5 million in cash and $70.0 million of Home common stock.

GHI currently operates six branch locations in the Ft. Lauderdale area. As of September 30, 2016, GHI had approximately $463.0 million in total assets, $335.2 million in loans, and $368.2 million in deposits. Upon completion of the acquisition, the Company will have approximately $10.2 billion in total assets.

“The acquisition of Landmark allows us to increase our market share in the Ft. Lauderdale area. We consider this acquisition a smart deal, and it is immediately accretive to diluted earnings per share, book value and tangible book value,” said John Allison, Home’s Chairman. “We have remained disciplined in our pricing in order to provide our shareholders added value on day one, while adding a great bank to our Company. I personally look forward to working with Jeff Roschman, GHI’s Chairman, and his fine team of bankers. Jeff and I share the common interest of continuing to build this company.”

“We are excited to have found a new partner in Home BancShares and Centennial,” said Perry LaCaria, Landmark President and Chief Executive Officer. “Together, with an expanded range of products and Home’s history of strong financial performance, we will be able to serve an even wider array of customers in Southeast Florida.”

“This combination is financially attractive to both parties and a great strategic and cultural fit,” said Tracy French, Centennial’s Chief Executive Officer. “In addition, this merger provides an extension of our existing market area. We look forward to working with Landmark’s staff and will be committed to providing Landmark’s customers with the high quality customer service they’ve grown accustomed to.”

The acquisition is expected to close in the first quarter of 2017 and is subject to GHI shareholder approval, regulatory approvals, and other customary conditions.

Additional information regarding the acquisition has been provided in a supplemental presentation available on the Company’s website at www.homebancshares.com, under the “Investor Relations” section.

Until Centennial and Landmark convert to a single operating system, which is anticipated to occur in March 2017, Centennial and Landmark customers should continue to do business at their current Centennial or Landmark branches. Customers of both banks, however, will be able to use Centennial and Landmark ATMs free of charge in the near future.

In connection with the acquisition of GHI, Home intends to file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 (the “Registration Statement”) to register the shares of Home common stock to be issued to shareholders of GHI in connection with the transaction. The Registration Statement will include a Proxy Statement of GHI and a Prospectus of Home, as well as other relevant materials regarding the proposed merger transaction involving Home and GHI. INVESTORS AND SECURITY HOLDERS OF GHI ARE ADVISED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT/PROSPECTUS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED MERGER TRANSACTION. Investors and security holders may obtain free copies of these documents, once they are filed, and other documents filed with the SEC on the SEC’s website at http://www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by Home at Home’s website at http://www.homebancshares.com, Investor Relations, or by contacting Jennifer Floyd, by telephone at (501) 339-2929.

Home’s legal advisor on the transaction was Mitchell, Williams, Selig, Gates & Woodyard, PLLC, and Stephens Inc. provided a fairness opinion. GHI was advised by Hovde Group, LLC and the law firm of Smith Mackinnon, PA.

Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas. Its wholly-owned subsidiary, Centennial Bank, provides a broad range of commercial and retail banking plus related financial services to businesses, real estate developers, investors, individuals and municipalities. Centennial Bank has branch locations in Arkansas, Florida, South Alabama and New York City. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “HOMB.”

This release contains forward-looking statements which include, but are not limited to, statements about the benefits of the business combination transaction involving Home and GHI, including the combined company’s future financial and operating results, plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors could cause actual results to differ materially from those contemplated by the forward-looking statements, including, but not limited to, (i) the possibility that the acquisition does not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all; (ii) changes in Home’s stock price before closing, (iii) the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Home and GHI operate; (iv) the ability to promptly and effectively integrate the businesses of Home and GHI; (v) the reaction to the transaction of the companies’ customers, employees and counterparties; and (vi) diversion of management time on acquisition-related issues. Additional information on factors that might affect Home BancShares, Inc.’s financial results is included in its Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission (the “SEC”) on February 26, 2016 and its Form 10-Q filed with the SEC on November 4, 2016.

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CONTACTS:	Home BancShares, Inc.	Centennial Bank
	Jennifer C. Floyd	Tracy French
	Investor Relations Officer	Chief Executive Officer
	(501) 339-2929	(501) 941-4278

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